Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: January 21, 2026

For Further Information Contact:
Donald E. Gibson
President and Chief Executive Officer
(518) 943-2600
donaldg@tbogc.com

GREENE COUNTY BANCORP, INC. ANNOUNCES CASH DIVIDEND

Catskill, NY – January 21, 2026. Greene County Bancorp, Inc. (NASDAQ-GCBC) today announced that its Board of Directors has approved a quarterly cash dividend of $0.10 per share on the Company’s common stock. The dividend reflects an annual cash dividend rate of $0.40 per share, which is the same rate as the dividend declared during the previous quarter.

The cash dividend for the quarter ended December 31, 2025, will be paid to shareholders of record as of February 13, 2026, and is expected to be paid on February 27, 2026.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC (the “MHC”), a federal mutual holding company, which owns 54.1% of the Company’s outstanding common shares. The MHC has historically waived its right to receive dividends from the Company. However, for purposes of cash flow, the MHC does not intend to waive its receipts of these dividends to be paid by the Company for the quarter ended December 31, 2025.

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Greene County Bancorp, Inc. is the direct and indirect holding company for the Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York. Our primary market is the Hudson Valley Region and Capital District Region in New York State. For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

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